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                                                                   Exhibit 10.2

March 15, 2002

Michael Portland
6192 Grey Friar Way
Dublin, OH 43017

Dear Mike:

   This is to confirm our offer of a $200,000 loan which will be made to you upon commencement of your employment with R.R. Donnelley.

   The repayment of the principal amount, plus any remaining accrued interest will be deferred until March 31, 2006. The following conditions apply:

    1. Beginning in 2003, you will be required to pay the interest accrued on the principal from the prior year. The interest rate applicable for the loan will be the five-year Treasury Bill rate as of January 1 of each year. For 2002, the rate is 4.34%. Therefore, on March 1, 2003 you will make an interest payment of $5,815 (assuming you take the loan on May 1, 2002).

    2. You may pay any or all of the principal at any time without penalty.

    3. The loan must be paid in full, including any accrued interest, no later than March 31, 2006.

    4. If, for any reason, your employment terminates with Donnelley, this loan, plus accrued interest, will be due and payable no later than ninety (90) days after your date of termination.

Please sign below and return an executed copy to me.

                                          Sincerely,

                                          /s/ Jack McEnery
Agreed to this 20th day
of March, 2002:

/s/ Michael Portland

   2002-3